Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

This Agreement is made effective as of July 17, 2015, between Reve Technologies, Inc., a publicly trading Nevada Corporation and Mr. Tamio Stehrenberger, President, CEO and CFO of Reve Technologies.

WHEREAS:  Reve Technologies (“Purchaser”) wishes to purchase Common Shares of Reve Technologies (“Shares”), held by Mr. Tamio Stehrenberger, in the name of Taanen, LP (“Seller”) and Seller wishes to sell his shares to Purchaser and therefore, each do hereby enter into an Agreement of Purchase and Sale (“Agreement”) pursuant to the terms and conditions set forth below.

Shares will be purchased by Reve Technologies in a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code.

Reve Technologies and Tamio Stehrenberger, sometimes referred to jointly as “parties,” hereby acknowledge the receipt and sufficiency of this Agreement and agree each and with the other as follows:

1.  DEFINITIONS

1.1           Definitions.  The following terms have the following meanings, unless otherwise indicated:

(a)	Agreement: This Agreement, and all exhibits, schedules and other documents attached to or referred to in this Agreement, and all amendments and supplements, if any, to this Agreement;

(b)	Closing: The completion of this Transaction, in accordance with Section 5 of this Agreement;

(c)	Closing Date: A date mutually agreed upon by the parties hereto in writing and in accordance with Section 5 of this Agreement;

(d)	Closing Documents: Papers, documents, and instruments required to be executed and delivered at Closing and pursuant to this Agreement;

1.2 Currency:  All dollar amounts referred to in this Agreement are in United States funds, unless expressly stated otherwise.

2.  Consideration of Sale and Purchase

2.1 Consideration:  The amount of compensation to Mr. Stehrenberger shall be Fifty Thousand Dollars ($50,000), made in two equal payments and as described below:

(A) Simultaneously to the Closing Date of the Sale and Purchase of Shares, Twenty Five Thousand Dollars ($25,000) shall be placed in the Chase Bank IOLTA account of SD Mitchell & Associates.

(B) Simultaneously to the Closing Date of the Sale and Purchase of Shares, Mr. Stehrenberger shall deliver, or cause to be delivered, twenty million one hundred fifteen thousand (20,115,000) Common Shares of Reve Technologies, Inc. owned by Taanen, LP, to SD Mitchell & Associates, PLC.

(C) The Share Certificate(s) totaling 20,115,000 Common Shares shall be kept in trust with SD Mitchell & Associates, PLC until the final payment of $25,000 has been paid to Mr. Stehrenberger.

(D) Simultaneously to the Closing Date of the Sale and Purchase of Shares, certain assets, as described in Schedule One and attached to this Agreement, held by Reve Technologies, Inc. shall be returned to Mr. Stehrenberger.

(E) Upon receipt of the Certificate(s) of Shares listed above in Section 2.1(B), the first payment of $25,000 shall be delivered from the SD Mitchell & Associates, PLC IOLTA account into an account designated by Mr. Stehrenberger.

(F) Within thirty (30) days of the Closing Date, Twenty Five Thousand Dollars ($25,000) will be placed in the Chase Bank IOLTA account of SD Mitchell & Associates and delivered to an account designated by Mr. Stehrenberger.

3.  Terms of Sale and Purchase

3.1 Simultaneously with the Closing Date of the Transaction, Reve Technologies, Inc. Board of Directors shall approve the following:

(A) Mr. Stehrenberger will resign as Director, President, CEO, CFO and any other officer positions he holds;

(B) Mr. Stehrenberger agrees to provide transition support up to, and for ninety days following, the Closing Date of the Transaction;

(C) Mr. Stehrenberger agrees to appoint Mr. David Forster as sole Director, CEO, CFO, Secretary and Treasurer of Reve Technologies and will execute Board Resolutions approving resignation and appointment;

(D) Mr. Stehrenberger agrees to inform Auditor, Accountant and Securities Counsel of his resignation and appointment of new officer(s) and director(s);

(E) Mr. Stehrenberger agrees to transfer the access to the web site to a person designated by the Company for hosting;

(F) Assistance in modifying web site to reflect remaining asset of the Company;

(G) Prepare and forward Transition Letter to OTC Markets introducing new CEO so contact may be established

(H) Once Mr. Forster is appointed Director, President, CEO, CFO, Secretary and Treasurer of Reve Technologies, Inc. and has opened a new bank account, Mr. Stehrenberger agrees to close any currently operating corporate bank accounts and to transfer any Company held money into the new bank account;

(I) Mr. Stehrenberger agrees to assist Mr. Forster with the transitioning of corporate records, upcoming public filings, and to otherwise make himself available to assist in resolving any and all issues that may occur relative to the transition;

(J) On the Closing Date, Mr. Stehrenberger represents and warrants that there are no current, outstanding, or pending lawsuits filed against any of its officers or directors in their capacity as directors, officers and/or representatives of Reve Technologies, Inc.; and

(K) If, within one year of the Closing Date of the Transaction, it is discovered that there are pending lawsuits against Reve Technologies, Inc.’s officers, directors, and/or representatives filed against them in their capacity as officers, directors and/or representatives of the Company, Mr. Stehrenberger shall be held responsible for litigating said claims.

3.2 Officers and Directors:  Tamio Stehrenberger will step down as Director and President of Reve Technologies, Inc. and any other current Officers and/or Directors of the Company will resign from their respective positions as Directors and Officers of the Company, and David Forster will be appointed as President, CEO and Director of the Company.

3.3 Board Representation: The only member of the Board of Directors of Reve Technologies, Inc., following the Closing Date of the Transaction, will be David Forster; other members have not yet been determined, but will be elected.

3.4 Financial Statements: Mr. Stehrenberger will turn over all financial statements of the Company on the Closing Date to Mr. David Forster.

3.5 Due Diligence: The Transaction is subject to continued due diligence throughout the terms set forth in this Agreement, but shall be deemed complete on Closing.

3.6 Expenses:  The Company shall be responsible for all legal fees incurred in the facilitation of this Agreement.

3.7 Closing: The Closing Date of the Sale and Purchase between Reve Technologies, Inc. and Mr. Tamio Stehrenberger shall be completed as soon as possible, but no later than July 20, 2015, unless with written consent by both parties.

3.8 Confidentiality:  Both parties, and any person acting on its behalf, shall keep the terms and conditions of this Agreement, any related correspondence, and any material provided to the other in connection with the Sale and Purchase in strict confidence, and, except as may otherwise be required by law, shall not issue any public statement or press release concerning this Transaction without mutual written approval of the substance and form of any such statement or release.

4.  Organization and Authority

4.1 Organization and Good Standing.  Reve Technologies, Inc. is duly incorporated, organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted.

4.2 Authority.  Mr. Tamio Stehrenberger has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Reve Documents”) to be signed by Mr. Stehrenberger and to perform the obligations assigned under this Agreement, and to consummate the Transaction contemplated by this Agreement.  The execution and delivery of Reve Documents and the consummation of the Transaction contemplated by this Agreement have been duly authorized.  No other proceeding is necessary to authorize such documents or to consummate the Transaction contemplated in this Agreement.  This Agreement, as well as other Reve Documents, when executed and delivered, will be valid and binding obligations of the Company and will be enforceable under the full force of the law and in accordance with the laws of the State of Nevada, except:

(A) As limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(B) As limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(C) As limited by public policy.

4.3 Non-Contravention. Neither the execution, delivery, performance of this Agreement nor the consummation of this Transaction will:
(A) Conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Assets under any term, condition, or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, or any of its material property or assets; or

(B) Violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to the Company or any of the assets held by the Company.

4.4 Actions and Proceedings.  To the best knowledge of the Company there is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to the best knowledge of the Company, threatened against the Company which involves any of the business, or the properties or assets of the Company that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects or conditions of the Company taken as a whole. There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Material Adverse Effect.

4.5 Absence of Changes.  Except as otherwise stated in this Agreement, from the date of this Agreement to the Closing Date of this Transaction, neither Party shall

(A) Create, incur, assume or guarantee any indebtedness for money borrowed, undertake any mortgage, or pledge, or subject any of the Company’s assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(B) Suffer any damage, destruction or loss, whether or not covered by insurance, that would materially affect the assets of the Company; or

(C) Agree, whether in writing or orally, to do any of the foregoing.

4.6 Corporate Records. The corporate records of the Company, as required to be maintained by it pursuant to the Nevada Corporations Code, are accurate, complete and current in all material respects, and the minute book of the Company is, in all material respects, correct, and contains all material records required by the laws of the State of Nevada in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of the Company.

4.7 Compliance.

(A) To the best knowledge of Mr. Stehrenberger, the Company is in compliance with, is not in default or violation of any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of the Company;

(B) To the best knowledge of Mr. Stehrenberger, the Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a Material Adverse Effect;

(C) The Company has duly filed all required reports and returns with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending, or to the best knowledge of Mr. Stehrenberger, threatened, and none of them will be affected in a material adverse manner by the consummation of this Transaction; and

(D) The Company has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. The Company has not received any notice of any violation, nor is Mr. Stehrenberger aware of any valid basis therefore.

4.8 Absence of Undisclosed Liabilities. Except as disclosed in its most recent public filings, the Company does not have any material liabilities or obligations direct or indirect, matured or otherwise, absolute, contingent or otherwise which could, in the aggregate exceed $5,000, which have not been paid or discharged.

4.9 Personal Property. There are no material equipment, furniture, fixtures or other tangible personal property and assets owned or leased by Mr. Stehrenberger, except as disclosed in this Agreement attached as Schedule 1.

4.10 Material Contracts and Transactions. There are no material contracts, agreements, licenses, permits, arrangements, commitments, instruments, understandings or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which the Company is a party, except as disclosed in the Company’s most recent public filings and as disclosed by Mr. Stehrenberger.

4.11 No Brokers. The Company has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction contemplated by this Agreement.

4.12 Certain Transactions. The Company is not a guarantor or indemnifier of any indebtedness of any third party, including any person, firm or corporation.

4.13 Completeness of Disclosure.  No representation or warranty by either Party in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished pursuant to this Agreement contains, or will contain, any untrue statement of a material fact, or omits, or will omit, to state a material fact that would make any statement materially misleading.

4.14 Notification. Between the date of this Agreement and the Closing Date, each of the parties to this Agreement shall promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, and if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules relating to such party, such party shall promptly deliver to the other party a supplement to the Schedules specifying such change. During the same period, each party shall promptly notify the other party of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

4.15 Conduct of Business Prior to Closing. Except as expressly contemplated by this Agreement, or for purposes in furtherance of this Agreement, from the date of this Agreement to the Closing Date, each party shall operate its business substantially as presently operated and only in the ordinary course of business, and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.

4.16 Full Disclosure Requirement. Both parties acknowledge that the Company is required to file with the SEC upon closing this Transaction, a disclosure document which includes discussion of many aspects of its future business, financial affairs, risks and management. Both parties shall cooperate fully in providing all information and documentation necessary to fulfill this obligation.

4.17 Certain Acts Prohibited. Between the date of this Agreement and the Closing Date, Mr. Stehrenberger shall not, without the prior written consent of the Company:

(A) Incur any liability or obligation, or encumber or permit the encumbrance, of any properties or assets of the Company;

(B) Dispose of, or contract to dispose of, any Company property or assets; or,

(C) Materially increase benefits or compensation expenses of the Company, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount to any such person.

4.18 Public Announcements. Until the Closing Date, both parties each agree that they shall not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction contemplated herein without the prior written consent of the other party, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party and seeking reasonable consent to such announcement.

5.  CLOSING

5.1 Closing. The Closing shall take place by the Closing Date set forth in the Agreement and may be completed via email and/or facsimile through the law firm of SD Mitchell & Associates, PLC.

5.2 Closing Date.  The Closing Date shall be July 20, 2011, unless agreed upon and in writing by both parties.

5.3 Closing Deliveries of the Company. At Closing, the Company shall deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to Mr. Stehrenberger:

(A) $25,000 in the Chase Bank IOLTA account held by SD Mitchell & Associates, PLC;

(B)  $25,000 transferred from the SD Mitchell & Associates, PLC Chase Bank IOLTA account into an account designated by Mr. Stehrenberger following deliveries of Mr. Stehrenberger set forth in Section 5.4(A); and

(C) Assets set forth on Schedule One and attached to this Agreement.

5.4 Closing Deliveries of Mr. Stehrenberger. At Closing, Mr. Stehrenberger shall deliver, or cause to be delivered fully executed, and in the form and substance reasonably satisfactory to the Company, the following:

(A) Reve Technologies, Inc. Stock Certificate(s) made out to Taanen, LP in the total amount of 20,115,000 Common Shares, along with an executed Stock Power relinquishing those Shares to the Company; and

(B) All certificates and other documents required by this Agreement and further set forth in Schedule Two.

6. TERMINATION

6.1 Termination. This Agreement may be terminated, in writing, at any time prior to the Closing Date contemplated hereby by:

(A) Mutual agreement of Reve Technologies, Inc. and Mr. Tamio Stehrenberger;

(B) Either party if there has been a material breach of any material representation, warranty, covenant or agreement set forth in this Agreement that is not cured, to the reasonable satisfaction of the party to whom the breach has occurred, within ten business days after notice of such breach is given (except that no cure period shall be provided for a breach by either party that by its nature cannot be cured);

(C) Either party, if the Transaction contemplated by this Agreement has not been consummated prior to July 25, 2015, unless both parties agree to extend such date in writing; or,

(D) Either party, if any injunction or other order of a governmental entity of competent authority prevents the consummation of the Transaction contemplated by this Agreement.

6.2 Non Payment.  In the event that the second payment of $25,000 is not deposited pursuant to Section 2.1(C) of this Agreement, into the Chase Bank IOLTA account, and for the benefit of Mr. Stehrenberger at the close of business on the 30th day following closing, and without the mutual consent of both parties to extend the time of payment, the Transaction shall be terminated, and the Taanen, LP shares shall be returned to Mr. Stehrenberger in the form of a new Certificate representing half (10,057,500) of the shares originally held by Taanen, LP.

6.3 Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect, provided, however, that no termination of this Agreement shall relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations.

7. GENERAL

7.1 Effectiveness of Representations; Survival. Each party is entitled to rely on the representations, warranties, indemnifications and agreements of each of the other party and all such representation, warranties and agreement shall be effective regardless of any investigation that any party has undertaken or failed to undertake. The representations, warranties and agreements shall survive the Closing Date and continue in full force and effect until one (1) year after the Closing Date.

7.2 Exclusivity. Until such time, if any, as this Agreement is terminated pursuant to this Agreement, neither party shall, directly or indirectly solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from any person or entity relating to any transaction contemplated by this Agreement.

7.3 Further Assurances and Provision of Information. Each of the parties hereto shall co-operate with the other and execute and deliver to the other party such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party of this Agreement as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

7.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

7.5 Entire Agreement. This Agreement, the schedules attached hereto and the other documents in connection with this Transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect to this Agreement. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

7.6 Notices. All notices and other communications required or permitted under this Agreement shall be sent to the addresses exchanged by the parties set forth in this Agreement for this purpose, and as may from time to time be updated by one party to the other, which must be in writing and shall be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses specified by a party to the others from time to time for notice purposes, or via electronic delivery upon confirmation of receipt from the other party .

7.7 Headings. The headings contained in this Agreement are for convenience purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.8 Assignment. This Agreement may not be assigned (except by operation of law) by either party without the consent of the other.

7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and the Federal laws applicable to the subject matter in the State of Nevada.

7.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

7.11 Electronic Execution. This Agreement may be executed by delivery of executed signature pages and shall be effective for all purposes.

7.12 Independent Legal Advice. Both parties confirm that each has been given the opportunity to seek and obtain independent legal advice prior to execution of this Agreement, and enter into this Agreement and execute this Agreement on the same equal footing, with equal understanding of the Agreement.

7.13 Schedules. The schedules that are attached to this Agreement are incorporated herein.

7.14 References. Unless otherwise explicitly stated, all references to a “Section” “Schedule” or Exhibit” herein refer to a section, schedule or exhibit in and to this Agreement.

7.15 Understanding and Acknowledgement.  Upon execution of this Agreement, both parties do hereby acknowledge that they have read, understood and agree with the terms and conditions of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the 19th day of July 2015.

Reve Technologies, Inc.                                                                                                           Mr. Tamio Stehrenberger
___________________________                                                                                     ______________________________
By: Tamio Stehrenberger, President                                                                                        By: Tamio Stehrenberger

Schedule One – Assets Delivered to Tamio Stehrenberger

1.	$50,000 (in two equal payments; one payment upon close of this Agreement, and one payment in 30 days).

2.	REMINISCE, including, but not limited to, its related code, copyrights, domains, IP accounts, user information, and any other attendant applications specific to REMINISCE.

3.	MATCHTRADE, including, but not limited to, its related code, copyrights, domains, IP accounts, user information, and any other attendant applications specific to MATCHTRADE.

Schedule Two – Documents/Certificates

Delivered to Reve Technologies, Inc. by Tamio Stehrenberger

1.	Certificate(s) of Reve Technologies, Inc. Common Stock, held in the name of Taanen, LP, consisting of a total of 20,115,000 Common Shares;
2.	Resignation from Board of Directors and from any position held as an Officer
3.	Board Resolution accepting Resignation
4.	Board Resolution authorizing this Agreement and its terms and Conditions
5.	Board Resolution appointing and authorizing David Forster as the sole Director and the President, CEO, CFO, Secretary and Treasurer of Reve Technologies, Inc.
6.	All Corporate Records, including inter alia:
a.	Articles of Incorporation; original and any amendments;
b.	Bylaws and any amendments;
c.	Minutes from inception;
d.	Board Consents from inception;
e.	All accounts payable;
f.	All accounts receivable;
g.	Edgar filing codes;
h.	Contact information for Auditor, Accountant, Investor Relations (if any) and SEC Counsel
i.	Full accounting file (if in Quickbooks – a back up file);
j.	Last two years of Tax Returns; Federal and State;
k.	Copies of any open contracts / debt agreements;
l.	Cap tables showing issuance of shares from inception to present;

m.	Stockholder’s Equity Roll forward Schedules; and
n.	Option/Warrant tables